Exhibit 10.1

April 28, 2014

Jon Rubin

108 West Mountain Rd
West Simsbury, CT  06092

Dear Jon:

Reference is hereby made to a certain employment agreement between Jonathan Rubin and Magellan Health Services, Inc. (‘Magellan”), dated August 11, 2008, as amended (the “Employment Agreement”).  This letter will memorialize an amendment to the Employment Agreement between you and Magellan as follows:

1.              Your employment with Magellan will terminate without cause as defined in the Employment Agreement at Magellan’s discretion within one (1) year from the date hereof.

2.              Magellan will recruit and hire a new Chief Financial Officer subsequent to the date of this letter.

3.              You agree to remain employed with Magellan to assist with the transition to the new Chief Financial Officer at your current base compensation, and benefits currently in effect under the Employment Agreement.

4.              Section 4 (b)and Section 6(c) of your employment Agreement are hereby amended to provide that you will receive a bonus equal to your target bonus for 2014 payable upon the termination of your employment.

5.              Section 6 (c) of your Employment Agreement is hereby amended to provide that you will receive a pro-rata target bonus payment for the period, if any, during which you are employed in 2015, payable upon the termination of your employment.

6.              You will not be entitled to receive any new grants of equity in 2015.Your issued and outstanding stock options and restricted stock units (“RSUs”) that would have vested in March 2015 shall be eligible to vest without reference to any continuing employment requirement upon the earlier of termination of your employment or when such stock options would have vested in March 2015, provided that RSUs eligible to vest in 2015 will remain subject to Magellan meeting the earnings per share and return on equity performance requirements as provided in such RSU grants, and shall vest only if such performance requirements are met either in the year required or in any permitted subsequent year as specified in the applicable

55 Nod Road, Avon, CT 06001   Office 860.507.1900   Fax 860.507.1990

RSU grant documents.  Also, in the event of a change in control of Magellan (as defined in your employment agreement-hereinafter a “Change in Control”) prior to the vesting of such stock options and RSUs that would have been eligible to vest in March 2015, such stock options and RSUs shall vest. In the event that Magellan enters into a Change in Control transaction during your remaining employment, and any agreement regarding such transaction provides for the vesting of unvested stock options and RSUs of other Magellan employees, all of your outstanding stock options and RSUs at the time such Change of Control agreement is signed shall vest upon the completion of any such transaction.

7.              You will receive a discretionary Supplemental Accumulation Plan contribution of 11% in March 2015.

8.              The covenants contained in Section 7 of your Employment Agreement regarding confidentiality, non-competition, non-solicitation and non-solicitation of employees shall l extend until the later of 12 months from the date of termination of your employment or December 31, 2015.

9.              You will be entitled to severance and other payments as provided in Section 6 (c) of your Employment Agreement, except as amended by numbered paragraphs 4 and 5 of this letter with respect to your 2014 bonus, and pro-rated bonus, if any , for 2015.

10.       Except as amended in this letter, the terms of your employment Agreement shall remain in full force and effect.

Please indicate your agreement to the terms of this letter by signing below.

Sincerely,

/s/ Barry Smith
Barry Smith
Chairman and CEO

Agreed and Accepted:

By	/s/ Jonathan Rubin	Date:	April 28, 2014
Jonathan Rubin

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